NEWS FOR IMMEDIATE RELEASE: FEBRUARY 11, 2009

MESA LABS REPORTS QUARTERLY SALES AND EARNINGS

LAKEWOOD, CO – Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported sales and earnings for both its fiscal third quarter and nine months ended December 31, 2009.

Highlights:
•	Acquisition of Vibrac Torqo Bottle Cap Torque Testing product line completed.
•	Nine month cash flow provided by operations exceeded $4,882,000.
•	DataTrace sales improve 16% in the most recent six month period over the prior six months.

For the third quarter of fiscal 2010, net sales decreased less than one percent to $5,318,000 from $5,337,000 in the same quarter last year.  Net income for the quarter decreased five percent to $1,154,000 or $.35 per diluted share compared to $1,216,000 or $.38 per diluted share one year ago.

For the first nine months of fiscal 2010, net sales decreased two percent to $15,702,000 from $16,071,000 in the same period last year.  Net income for the first nine months decreased five percent to $3,424,000 or $1.04 per diluted share compared to $3,586,000 or $1.11 per share one year ago.

On December 18, 2009, Mesa announced that it had purchased the assets associated with the bottle cap torque testing products of Vibrac LLC.  The instruments acquired by Mesa include their original high-performance cap testing product, the Torqo I, along with the newer Torqo II and the innovative Smart Bottle.  Under the terms of the agreement, Mesa agreed to pay approximately $2,658,000, and Vibrac has agreed to manufacture these products for a one year period.  Due to the timing of the acquisition of these products, they only made a minor contribution to sales and gross profits in the fiscal third quarter. The acquisition of the Vibrac products is expected to be accretive to Mesa’s earnings per share during this first 12 month period following the closing.

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“The highlight of the quarter for Mesa was the purchase of the Vibrac torque testing product line,” said John J. Sullivan, President and Chief Executive Officer.  “There are great growth opportunities for these products, as we integrate them into our distribution channels and continue to develop their capabilities.  Acquisitions such as this are a key part of our growth strategy, and we expect to do very well with this new line of instruments.”

“We are pleased that revenue and profitability held up well in the current environment,” continued John Sullivan.  “While we are seeing incremental improvement in sales activity for our capital equipment lines of DataTrace and Nusonics, it is evident that the slow recovery of the capital equipment markets will continue to make year-over-year sales and profitability comparisons difficult.  However, as the markets continue to recover we expect to see all of Mesa’s product lines return to a growth track.  In addition, as we start to realize revenue from the new Vibrac products we expect they will have a positive impact on Mesa’s sales and profits.  While we will see some impact of these new products during the remainder of this fiscal year, we will not see the full impact of their profitability contribution until the latter half of fiscal 2011, when manufacturing is transferred to Mesa.”

During the third quarter and first nine months of fiscal 2010, sales of the Company’s medical products and services increased one and four percent, respectively, compared to the prior year periods.  For both the quarter and the nine month period, small declines in shipments of the medical meter products have been more than offset by significant increases in standard solutions and meter accessories.

For the quarter, DataTrace sales decreased 10 percent compared to the same period last year, while sales decreased 16 percent for the nine month period compared to the same period last year.  This business is recovering as the capital spending environment improves.  DataTrace sales during the most recent 6 months (Q2 and Q3 of this fiscal year) increased 16% compared to the previous 6 month period (Q4 of FY’09 and Q1 of FY’10), which was during the worst part of the recession in terms of capital spending.  Although this product line is not back to pre-recession levels, the trend is encouraging.  For the quarter and first nine month periods, sales of the newer Micropack RF products have increased significantly, indicating a shift away from the older Micropack III loggers to the newer technology.

During the third quarter and first nine months of fiscal 2010 sales of Raven biological indicator products increased four percent and eight percent, respectively, compared to the prior year period.  The increase in Raven sales for both the quarter and nine month periods was due to increases in sales of the biological indicator and chemical indicator products, which were partially offset by decreases in accessories and contract consulting.

Profitability for the third quarter and nine month periods of fiscal 2010 was down compared to the prior fiscal year due to the small decrease in revenues and a shift in overall product mix between the instrument and Biological Indicator product lines.  The shift in product mix, along with a more competitive pricing environment for the DataTrace products suppressed gross margins, which was not fully offset by reduced operating expenses.  For the quarter and first nine month periods, net income decreased five percent during each period, when compared to the prior year.

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During the first nine months of fiscal 2010, the Company repurchased 11,328 shares of our common stock under a previously announced buyback plan for approximately $263,000.  In addition, the Company had a remaining commitment of approximately $158,000 for Vibrac inventory, which was paid in January, 2010, and $100,000 for holdbacks to be paid to Vibrac LLC, which is due in December, 2010.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10K for the year ended March 31, 2009 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL  SUMMARY

STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended December 31		Nine Months Ended December 31
	2009	2008	2009	2008
Net Sales	$5,318,000	$5,337,000	$15,702,000	$16,071,000
Cost of Goods	2,020,000	1,903,000	6,109,000	5,786,000
Gross Profit	3,298,000	3,434,000	9,593,000	10,285,000
Operating Expense	1,480,000	1,550,000	4,193,000	4,770,000
Operating Income	1,818,000	1,884,000	5,400,000	5,515,000
Other (Income) & Expense	(14,000)	(16,000)	(26,000)	(79,000)
Earnings Before Taxes	1,832,000	1,900,000	5,426,000	5,594,000
Income Taxes	678,000	684,000	2,002,000	2,008,000
Net Income	$1,154,000	$1,216,000	$3,424,000	$3,586,000

Earnings Per Share (Basic)	$.36	$.38	$1.07	$1.13
Earnings Per Share (Diluted)	$.35	$.38	$1.04	$1.11

Average Shares (Basic)	3,193,000	3,182,000	3,191,000	3,177,000
Average Shares (Diluted)	3,317,000	3,229,000	3,284,000	3,240,000

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BALANCE SHEETS	(Unaudited)
	Dec. 31 2009	March 31 2009
Cash and Short-term Investments	$9,940,000	$9,111,000
Other Current Assets	8,838,000	9,482,000
Total Current Assets	18,778,000	18,593,000
Property and Equipment	4,243,000	3,879,000
Other Assets	9,229,000	7,142,000

Total Assets	$32,250,000	$29,614,000

Liabilities	$2,177,000	$2,012,000
Stockholders’ Equity	30,073,000	27,602,000

Total Liabilities and Equity	$32,250,000	$29,614,000

CONTACTS:

John J. Sullivan, President-CEO
Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000

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